Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the NCI Building Systems, Inc. Deferred Compensation Plan dated April 8, 2011 of our reports dated December 21, 2010, with respect to the consolidated financial statements of NCI Building Systems, Inc. and the effectiveness of internal control over financial reporting of NCI Building Systems, Inc. included its Annual Report (Form 10-K) for the year ended October 31, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young
Houston, Texas
April 8, 2011